Exhibit 99-2

ENDOLOGIX, INCORPORATED

Moderator: Jody Cain
February 23, 2006
4:00 pm CT

Operator:

Welcome to the Endologix Fourth Quarter 2005 and Year-End Financial conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session. To ask a question, please press star, followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star, 0, for operator assistance. As a reminder, this conference is being recorded today, February 23, 2006.

I would now like to turn the conference over to Ms. Jody Cain. Ma’am, please go ahead.

Jody Cain:

This is Jody Cain with Lippert/Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer.

Earlier this afternoon, Endologix released financial results for the fourth quarter of 2005. If you’ve not received this news release or if you’d like to be added to the company’s distribution list, please call Lippert/Heilshorn in Los Angeles at 310-691-7100 and speak with Cheryl Guertin. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s Website for the next 14 days.

Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of Federal Securities Laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the contents of this conference call contain time-specific information that is accurate only as of the date of the live broadcast, February 23, 2006. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I’d like to turn the call over to Paul McCormick. Paul?

Paul McCormick:

Thank you, Jody, and I’d like to extend my thanks to each of you for joining us on today’s call. We introduced the Powerlink System in the U.S. just over a year ago through a limited commercial launch strategy. We chose this approach as a means to learn about the market and refine our efforts in order to gain the broadest possible product acceptance.

Overall, we’ve been extremely pleased with the success of this strategy and with our ability to build a solid foundation for future growth. I want to reflect on some achievements during the year.

First, we are gaining market acceptance as evidenced by the increasing number of physicians performing procedures with the Powerlink System at a growing number of hospitals. Through today, patients have been treated in 134 hospitals, up from the 95 we reported during our October conference call.

Just as important as the total number of hospitals is our ability to develop repeat users. In Q4, more than 25% of product sales came from the first 26 hospitals that performed Powerlink procedures in Q1 of last year, and on an annual basis, those 26 hospitals were responsible for more than $2 million in revenue. The fact is physicians are finding a clinical role for the Powerlink System.

Second, our five-member Field Management Team is in place and we are making progress in building and fine-tuning our sales force. Next, we moved into a new 30,000 square foot FDA-approved facility that we expect will provide us with manufacturing capacity for some time to come. And finally, we continue to benefit from favorable clinical data presented at prestigious conferences that help us increase acceptance for the Powerlink System within the vascular surgical and interventional community. I will discuss recent presentations a bit later in today’s call.

With that said, we face some challenges that are part of the learning process. These are reflected in fourth quarter product sales. Although our Domestic product sales were sequentially slightly higher, they were below our expectations. Among the factors that we believe impacted our quarterly Domestic revenue were our voluntary product recall, seasonality, and the sales process, and let me address each factor in turn.

First, we believe our voluntary limited product recall adversely impacted Domestic revenue. The recall involved only 26 Powerlink System delivery catheters, importantly, the implant itself was not directly affected, and we did not experience any interruption in product availability.

Although our current users did not seem to be effected, we, as the new kids on the block, other physicians consider in the technology may well have decided to take a wait-and-see attitude. We believe the recall resulted in the cancellation or delay of some procedures for those physicians.

The good news is that our regulatory quality teams work closely with the FDA officials to resolve this issue quickly. Furthermore, we believe the FDA approval of our new facility and the implementation of our manufacturing corrective actions should reassure all potential users.

Second, as discussed during our previous calls, we were uncertain as to the impact of seasonality on our Domestic revenue as we had yet to go through a full year of commercial sales. During the fourth quarter, product sales did experience a level of seasonality, influenced by the holidays as some patients opted to delay elective procedures.

Finally, with just over a year under our belt since our focused Domestic launch, we have the opportunity to assess our sales force to determine the qualifications of those demonstrating the greater success.

We now understand that clinical credibility of the sales representatives plays the strongest role when successfully developing Powerlink users. That credibility comes only with direct previous AAA experience or through thorough company support and training. We estimate the amount of time required for a new sales representative to be effective is at or above the high end of our previous expectation of six to eight months.

We’ve made some sales force adjustments based on our findings. As an update, we currently have 23 sales representatives either in the field or in training in addition to our five regional managers. This is down slightly from the 25 sales representatives at the close of 2005.

Based on the high-end criteria of having AAA and clinical experience, our expectation is that we will have 25 sales reps in place by mid-year and we’ll end 2006 with 30 to 35 reps. We anticipate a higher throughput per sales representative from our team and our sales managers now are largely focused on training and clinical case support as opposed to recruiting.

In reviewing fourth quarter International revenue, oversee of sales were below those reported in the prior year and the previous quarter. Most of our International revenue is derived from Edwards Lifesciences, our distributor in Belgium, France, Germany, and the United Kingdom.

To bring overseas sales back on track, we intend to work with Edwards to determine transfer pricing that achieves a balance of sales, volume, and margin, along with a margin attractive enough for our distributors to make the necessary investment in clinical personnel and training workshops. We feel confident we can find the right balance that works to the benefit of all parties.

Turning to our progress in Japan, the Powerlink shown in submission has been made to the Japanese Ministry of Health. Our expectations are that we will undergo some questions by the authorities but those will likely be focused on the differences between the PowerWeb System and the Powerlink System.

As we’ve discussed in the past, Endologix was the first company to complete a AAA stent graft clinical trial in Japan. That study utilized the PowerWeb System, a predecessor to the Powerlink.

Although the clinical results of the PowerWeb System Study were outstanding, the showing was not granted. However, the Ministry requested that the company submit the Powerlink System for showing and approval, the same system that was approved by the U.S. FDA. We expect to show an approval for the PowerLink in late 2006 and expect to be the first commercial AAA stent graft approved in Japan.

In reviewing our clinical programs, we continue patient enrollment in two clinical trials using the Powerlink System to treat AAA patients with large diameter aortic necks. We believe that 5% to 10% of AAA parent patients are currently excluded from treatment with an ELG due to aortic neck anatomy.

We added a 34 millimeter Powerlink bifurcated model to our ongoing Suprarenal Trial; 16 of those 17 investigative sites have obtained IRB approval to begin enrollment and are screening for patients. The remaining site has IRB approval and the contract is being circulated for appropriate signatures.

We have enrolled 124 patients in this 193-patient study and 17 of those have been treated with a 34-millimeter device. We expect that the remaining 69 patients necessary to complete this trial will be treated with the 34 millimeter bifurcated device.

The second study uses a 34-millimeter proximal cuff in conjunction with our FDA-approved Powerlink Bifurcated System. This study has an enrollment target of 60 patients; 5 of the seven sites have already obtained IRB approval and are screening for patients. Enrollment to date stands at 14.

We estimate that it will take between nine and 11 months to complete enrollment in both the clinical studies and each study requires a one-year patient follow-up.

Importantly, if approved, the Powerlink System would be the only ELG for use in aneurysms with neck diameters between 28 and 32 millimeters. All patients undergoing these large diameter aortic procedures to date have been at a high risk for open surgical repair of their aneurysms. Physicians who have performed the minimally-invasive procedures have expressed pleasure with the ease-of-use of the system and the straight-forwardness of the procedures.

With that, I’ll ask Bob Krist to discuss our quarterly financial performance.

Bob Krist:

Thank you, Paul. Total revenue for the fourth quarter of ‘05 was $2 million, compared with $852,000 in the fourth quarter of 2004, and $2.2 million in the third quarter of ‘05. Our product revenue was $1.9 million, up from $752,000 last year.

Domestic product sales in the quarter were $1.7 million, compared with $1.6 million in the third quarter of ‘05, and $100,000 in the prior year quarter, consistent with the fact that we only formally launched our Powerlink System in the first quarter of 2005.

As Paul discussed earlier, International product revenue decreased during the fourth quarter to $176,000 from $651,000 in the prior year fourth quarter and was down from $554,000 in the third quarter of ‘05.

And as we had previously indicated, royalty revenue from license technology continued to decrease and was $56,000 in the fourth quarter, compared with $100,000 last year. Royalty revenues are based on the sale of products by Guidant Corporation using coronary stent delivery technology that was developed by our predecessor company. Royalty revenue will likely remain at the $250,000 per year contractual minimum level and will not be a material component of our future revenues.

As anticipated, we did report a charge of $780,000 in the 2005 fourth quarter, related to our voluntary limited product recall. This charge was within the estimate provided when we announced the recall action. We also reported a charge of $228,000 related to assembler retraining and the move to our new facility. We do not anticipate additional such charges in the current or any future quarter related to either of these events.

Turning to the gross margin and excluding the effect of the charges related to the recall and the assembler retraining, product gross margin was 60% in the fourth quarter of 2005, a significant increase from 30% in the fourth quarter of ‘04 and up sequentially from 59% in the 2005 third quarter. These comparative increases reflect a sales mix shift toward higher margin Domestic sales.

Total operating expenses were $6 million in the fourth quarter, compared with $3.7 million in the prior year quarter; about 90% of the year-over-year increase was directly related to higher sales and marketing expenses for the ongoing build-out and training of our Domestic sales force. Sales and marketing expenses were $3.1 million in the fourth quarter, compared with $1.1 million in the fourth quarter of ‘04.

Research, development, and clinical expenses of $1.7 million were essentially unchanged from the fourth quarter of 2004, and general and administrative expense totaled $1.3 million in the fourth quarter, compared to $1.1 million in the prior year quarter. That increase in G&A was primarily due to increases in audit fees and temporary consulting resources for Sarbanes-Oxley compliance work.

Looking forward, we expect that selling and marketing expenditures will increase proportionately as we add new sales representatives and expand into new markets; on the other hand, other categories of operating expense should increase only modestly in 2006.

Overall then, the net loss for the fourth quarter of 2005 was $5.7 million or 16 cents per share, which compares with a net loss of $3.3 million or 10 cents per share in the fourth quarter of 2004. For the full year 2005, revenue was $7.1 million, compared with $4.2 million in ‘04, product revenue more than doubled from $3 million to $6.9 million with $4.8 million of that in the U.S.

Operating expenses for the full year increased to $19.4 million from $12.4 million in 2004, again, due primarily to the expansion and development of our direct sales force, the U.S. launch of the Powerlink System, and costs associated with Sarbanes-Oxley compliance.

The net loss for 2005 overall was $15.5 million or 46 cents per share, which compares with a net loss of $9.7 million or 31 cents per share for 2004.

During the fourth quarter, we used $5.2 million of cash, about $900,000 of that was capital expenditures for projects completed in the fourth quarter, and we do not contemplate significant capital projects in 2006. As of December 31, 2005, we reported cash and marketable securities of $17.7 million, compared to $21.9 million at December 31, 2004.

And one final balance sheet note, our 2005 year-end balance sheet reflects a $1 million increase in goodwill, which corrects an accounting error, which was made at the time of our reverse merger in May of 2002. The offsetting entry to the goodwill is long-term deferred taxes payable which is shown as a long-term liability on the balance sheet. These accounting entries have no impact on earnings or cash flow either past or present and we have not restated any previous financial statements for any period.

With that said, I will turn the call back over to Paul.

Paul McCormick:

Thanks, Bob. As I mentioned earlier, we benefited from a flow of favorable data from studies with our Powerlink System. We’re gratified by our success in laying a foundation based on best in class long-term clinical data.

As an update since our last call, in December, the Prestigious Journal of Endovascular Therapy published the three-year results of the Powerlink French Trial. This prospective multi-center study is important as it had mean patient follow-up of 40.6 months and no patients were lost to follow-up.

This study reported through the follow-up period 100% aneurysm rupture-free survival at three years, only six patients or 9.4% had secondary procedures no stent graft material failures. The overall results closely parallel the results for the reported U.S. multi-center trial.

Two presentations at the 32nd Annual VEITH Symposium last November highlighted studies conducted with the Powerlink, including Dr. Rodney White’s presentation of four-year follow-up data on pivotal clinical trial patients with a mean follow-up of 30.2 months and a maximum follow-up of 48.6 months.

Of the 192 patients in the study, Dr. White reported that only 24 had required secondary procedures, the majority of these were treated for Type 2 endoleaks, indicating that the need for secondary procedures was not device-specific.

Among his findings through the four-year follow-up, 97.9% were free from AAA-related mortality, there were no reported graft material failures, no reported stent fractures, and aneurysm remodeling continues as noted by a continued reduction in both the aortic stent diameter and volume. Dr. White also presented the data at this year’s International Symposium on Endovascular Therapy Conference or ISET held last month in Florida.

Data from three Powerlink studies were featured at last week’s International Congress on Endovascular Interventions, including additional update data from our pivotal trial that included a mean follow-up of 36.1 months and 62 months of — at a maximum. This data provided longer-term confirmation about the safety and durability of the Powerlink System.

Looking ahead, we expect to benefit from favorable industry trends as more physicians and patients are selecting minimally-invasive ELG procedures versus highly-invasive surgery. Further, we expect that more Americans will be screened for AAA.

To this end, I want to mention the Screening Abdominal Aortic Aneurysms Very Efficiently, or SAAAVE, which is included in the Deficit Reduction Bill signed earlier this month by President Bush. This legislation will direct Medicare funding to cover one-time AAA ultrasonography screening in a select population beginning in January 2007. Those covered under SAAAVE include males age 65 to 75 with a history of smoking as well as all 65 to 75 year-olds with a family history of AAA. We believe this important legislation will help to save lives.

Based on our many accomplishments last year, we have strong infrastructure to capitalize on industry trends. Additionally, we offer what we believe to be a superior product and we see no significant new competition on the horizon.

Before opening the call to your questions, I’d like to comment that as we move up our learning curve, we continue to believe that it’s premature to offer formal financial guidance at this time. As evidenced by the fourth quarter, we are working from two small of a sales base last year to develop clarity with respect to seasonal fluctuations and other factors that might impact our business. However, as we have done for the past several quarters, we will provide revenue estimates in the current quarter as a gauge of our progress.

For January, we had total product sales of $760,000, $133,000 International sales and $627,000 in Domestic sales. It appears that we’ll have approximately $900,000 in product sales in February with an estimated $150,000 International sales and $750,000 in Domestic sales revenue. And again, as a reminder, Domestic revenue represents product usage. We are pleased with our progress in our first year of commercialization and very excited about our future prospects.

With that said, I’d like to open the call to your questions.

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star, then the number 1 on your telephone. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star, then the number 2. If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you have pressed star, 1, to ask a question before this time, please press it once more to ensure you enter into the queue. One moment please for the first question.

Your first question comes from the line of Pat Pace with UBS.

Pat Pace:

Hey, there.

Paul McCormick:

Hey, Pat.

Pat Pace:

Hey, just a — I want to start actually with the recall.

Paul McCormick:

Yes.

Pat Pace:

So now that you’ve got the new facility approved and you think the recall is behind you, I just want to make sure that there is nothing further that could surprise us from this point on concerning the recall? Just talk about that, I mean to give us confidence that it’s, you know, definitely put to rest.

Paul McCormick:

We had the FDA out; they looked at our corrective actions as well as inspected the facility. If they had a problem with us, our classification of this recall, they would have said something by now. So from our standpoint, it’s behind us. We are shipping product and we’re shipping product now with the corrective actions built in.

Pat Pace:

Okay.     And then just on the sales, it looks like, you know, with the recall and I guess I’ll call it a sales force shuffle, I mean is your long-term intentions still to get to 40 or 50 reps or do you think that you’ll be fully loaded with 35?

Paul McCormick:

No, I think we have to get to the 40 to 50 reps and I think that challenge i how quickly can you absorb these reps from a training standpoint because right now, the Regional Managers are the primary clinical trainers in the field because they go in and support cases. So I think the rate of growth we laid out what is reasonable; it could potentially accelerate if, , we get the right people with the right background. And so I think we ultimately have to get there to 40 or 50.

Pat Pace:

Okay.     So I guess it’s pretty fair to assume the service component, I mean not necessarily selling the data because it seems like it should sell itself, but the interoperative support function is I guess moved a lot higher on your priority list in terms of, you know, sales and talent in terms of new sales people.

Paul McCormick:

Yeah.     I think it’s not only that but I think it’s in the pre-op planning as physicians go to evaluate CTs for assignment if you will. You need somebody who has that credibility to measure CTs, discuss the implant, and that’s all kind of part and parcel with the overall procedure.

Pat Pace:

Okay.     And are you guys getting any interest from other, you know, competitive sales reps who have seen your data and want to jump over at this point?

Paul McCormick:

Well, I’ll just put up a big flag for the other companies to — you know, there is some movement, although typically, there can be non-competes for some of the companies which can be challenging. And to a certain extent, some of the more recent hires — many of the early people at the other companies have moved on to other opportunities.

Pat Pace:

That’s…

Paul McCormick:

And so to recruit from the existing sales force may not be as helpful as one might think. But it doesn’t mean that there won’t be some movements in certain markets.

Pat Pace:

Okay.     And then Bob, one question for you and I’ll get back in line. Just do you have any expectations for burn rate in Q1?

Bob Krist:

I’d say our burn rate on a normalized basis right now is between $3 to $4 million.

Pat Pace:

Okay. Thanks.

Paul McCormick:

Thanks, Pat.

Operator:

Your next question comes from the line of (John Putnam) with Stanford Group.

John Putnam:

Yeah. Thanks very much.

Paul McCormick:

Hi, John.

John Putnam:

Hi, Paul. A couple of questions I guess. One, if my memory serves me correctly, the recall happened in mid December, didn’t it?

Paul McCormick:

Yes.

John Putnam:

So I guess my question is how much of disruption do you think it really created in the quarter?

Paul McCormick:

Oh, I think tied in with that and seasonality, it caused disruption and then, as it plays on everybody’s mind Keep in mind, we had the incidence, we’re going through the corrective action, so the actual event happened before mid-December.

John Putnam:

Yeah, okay. That’s logical. With respect to the existing sales force, you know, call it 23 or 28, whichever you’d rather, how many of those do you really think are of the full productivity or reasonable level of productivity now?

Paul McCormick:

Well, I can tell you right now as we look at the headcount, we have on the average, eight-month tenure with the group. The first eight have ten months or above. So, , more than half are starting to contribute pretty well. But I will tell you, , the top eight people are contributing the vast majority of the sales in Q4.

John Putnam:

And would you include the five regional sales managers in that eight?

Paul McCormick:

I wouldn’t in this respect. When we first started and we started with a couple of Regional Managers and just a handful of reps, at that point, , the managers were helping as they recruited, opened up accounts in target areas. But now their primary role is to get our current 23 people up-to-speed clinically and that means them covering cases. So except in a rare occasion, , they’ll be working inside one of those 23 territories.

John Putnam:

Okay. Thanks, Paul.

Paul McCormick:

You bet, John. Thank you.

Operator:

Your next question comes from the line of Matthew Scalo with Canaccord Adams.

Matthew Scalo:

Hi, Paul. Hey, Bob.

Paul McCormick:

Hey, Matt.

Bob Krist:

Hello, Matt.

Matthew Scalo:

Hey, I just have a quick question. Maybe I can get your opinion as far as did the recall impact the speed of enrollment in both of the large neck trials?

Paul McCormick:

I’d say no.

Matthew Scalo:

Are you mildly disappointed with the enrollment speed at which either of those trials are going in?

Paul McCormick:

No.     I think it’s generally within the bounds that we thought. There may be some — a little bit of acceleration, you know, as we get all of the centers, you know, approval and looking at cases and having a success. The challenge is you can get these large necks; there are other anatomic criterion that they have to meet as well. No, I would say we’re on track.

Matthew Scalo:

Okay.     And as far as the OUS business, and I know it’s never really played a major role in quarterly performance, but, you know, you did mention, you know, maybe having to rework a little bit of the arrangement with Edwards Lifesciencies. Is that something that we can expect in the first quarter, you know, possibly impacting or accelerating revenue say in the second half of ‘06 or is this something that may be ongoing for a bit longer than say the first or second quarter of 2006?

Paul McCormick:

I f there’s going to be an impact, you — I’d think you’d see it, you know, probably the second half. You know, I think, you know, the challenge in Europe is — it’s a smaller market, average selling prices are lower, and this is — you know, it’s like anything else; you have to provide clinical support for this technology.

Using distributors, you get some economies of scale because if they’re in there selling some other vascular products to some extent, it’s got to be a technical product, you get some play. And the beauty of Edwards is they had some individuals available following their pulling into Lifepath. But, you know, we are competing for their time compared to their homegrown devices.

Matthew Scalo:

Uh-huh.

Paul McCormick:

So there’s a little ying and yang and I think it’s just — frankly, I think they see it as a — well, certainly, they like the results. I think it’s really just a question of getting more attention and finding the right balance between margin and volume and I think we’ll be successful at this.

Matthew Scalo:

Okay.     And then as far as, you know, the potential replacement of a V.P. of Sales, is that still kind of on the priority list for management or is this much more a let’s see how the sales force develops before we look for a replacement for Herbert?

Paul McCormick:

I would say that we would have a sales leader sometime in the near future. And it may vary, as we’ve talked about, it may percolate up from the field.

Matthew Scalo:

Okay.     Can I push you a little bit on that? Is that a first quarter ‘06 type event or are we looking second quarter at the latest?

Paul McCormick:

I wouldn’t call it first quarter.

Matthew Scalo:

Okay.     Okay. Thank you very much, Paul.

Paul McCormick:

Oh, thanks, Matt.

Operator:

Once again, ladies and gentlemen, if you would like to ask a question, please press star, then the number 1 on your telephone keypad.

Your next question comes from the line of Eli Kammerman with Cathay Financial.

Eli Kammerman:

Hey, guys.

Paul McCormick: Hey, Eli, how are you doing?

Eli Kammerman:

All right. The first question is based on a revised outlook here; it looks like you’re probably going to run out of cash this year or within the next five quarters. How do you plan to address that?

Paul McCormick:

        I’m not sure if that’s certain. In the past, we have a history when we believe we want to raise cash we’ll raise it earlier rather than later. But, you know, we’ve built a fair amount of inventory, you know, in advance of the move and, of course, we had to go through some destructive testing. But I think we have a pretty good size inventory as we sell that down, you know, it affects our cash needs. And I think we’re — you know, we’re starting to get throughput on a sales group.

So I would say the two things that guide us is, one, we’ll raise money earlier rather than later but it’s unclear what our cash needs will be because, you know, the only — you know, we’re going to be getting the first half of this year, you know, we’re going to be getting more throughput because the tenure of the reps are going up. We’re not going through that initial, you know, six to eight months of not a lot of productivity.

Eli Kammerman:

So that means you have no definitive plans to raise cash at this point.

Paul McCormick:

Me personally or are you’re asking Bob?

Eli Kammerman:

The firm as a whole.

Paul McCormick:

We’re always monitoring this but the nice thing is in the U.S. with average selling prices, roughly 11,000, that, you can generate a lot of cash that way based on your sales.

Eli Kammerman:

Okay.     My next question is, is it reasonable to expect R&D to come in at about $7 million this year?

Bob Krist:

Well, as I indicated, Eli, we don’t see substantial growth outside the sales and marketing component of operating expenses. So that would be — I think that number would be in the nominal range of where we’ve been. Yes.

Eli Kammerman:

Okay.     Next, what’s the soonest you would expect to see a new product hit the market?

Paul McCormick:

Well, we’re introducing a new model in the first half of this year, which will accommodate a different anatomy; it’s a short body, short limbs. We’re also going over to Europe to do some final testing on a new delivery system for our device which we think will make it — the procedure even easier. And we have a couple other designs of permeatations of the stent graft that we’d see in the latter part of this year that we think can address some anatomies but those will be, , kind of on the margins.

And then, in a bigger sense, as we’ve discussed in the past, we’re always looking at how we take our core competencies, which is, , in essence, bending wire and delivering these things and look at other markets. And, we’re taking a very serious look at the thoracic dissection market. We think we have some interesting technology that no one else is doing in that space. Obviously, that’s a much longer-term process but a significant one.

Eli Kammerman:

Okay.     And if I could squeeze in one more question here. Would it be reasonable just in a big picture type of abstract way to think that you’ll reach profitability sometime in the 2010 to 2012 timeframe?

Paul McCormick:

I don’t think that that’s — Bob?

Bob Krist:

You know, well, clearly — I mean, you know, clearly, we haven’t looked at the 2010 or 2012 timeframe but we certainly would expect to progress the profitability within that timeframe at worst.

Eli Kammerman:

What about at best?

Bob Krist:

Well, I — you know, at best, we are not in a position at this stage to, you know, to respond to that directly. So we need a little more time before we’re in a position to have sufficient visibility to give guidance at that level of specificity.

Eli Kammerman:

All right. Well, you know, related to that, it seems like you’re moving along with your hiring plans in an overly slow fashion for building up the sales force. And I don’t understand why you’re not front-loading that more?

Paul McCormick:

Well, I think, as we said last year when we were getting first commercial approval, that it’s like anything else, you’re going through the learning curve, you’re trying to understand this — the market as best you can which is why we hire some of the people that we do. But I think you are in a different situation when you’re bringing the fifth FDA-approved device into a market as opposed to let’s say we had the first AAA stent graft. So I think it — there are some differences in that.

I think the expenses associated with a rep and a learning curve are much longer; we’re not going in and showing a product and then having them buy 20 and put them on the shelf, that, , often times the new device approvals, you know, of a brand new kind of technology permits you to do. And so you potentially are a little more cautious. You know, we became public through a reverse merger. We didn’t have a -, an IPO that generated $60 million in revenue.

And so there is probably a little more conservativeness as we approach it but I think the value of that is, particularly in this first year, we fine-tuned what we want to do. I think we have a much better grasp of it. We survived a product recall in a very rapid fashion. And I think we’re in a tremendous position to take advantage of those lessons as we move forward.

Eli Kammerman:

Okay. Thanks very much.

Paul McCormick:

Okay. Thanks, Eli.

Bob Krist:

Thanks, Eli.

Operator:

Your next question comes from the line of Caroline Corner with Montgomery and Company.

Caroline Corner:

Hi. Thanks for taking my call.

Paul McCormick:

Thanks, Caroline.

Caroline Corner:

Hi.     The seasonality issue you referred to, what percentage of your procedures do you think are truly elective? And I think you said in January, we’ll — the revenues that you referenced include some of the people ought to push back from December?

Paul McCormick:

Possibly.     99% of the procedures are elective.

Caroline Corner:

Okay.

Paul McCormick:

Now they’re on a spectrum. You can have back pain where it hasn’t ruptured so it’s quasi emergence…

Caroline Corner:

Uh-huh.

Paul McCormick:

…that you don’t want to let go. But the vast majority of these cases, physicians have diagnosed these patients. They have an aneurysm. They followed these patients. And the latest CT shows it’s grown either rapidly or, , it’s reached a threshold at which surgery is or treatment is indicated.

Caroline Corner:

Okay.     And then you said you’re at 23 sales people at the end of the year, growing to 30 to 35 by the end of this year.

Paul McCormick:

Yeah.     We’re actually 25 at the end of the year, it’s…

Caroline Corner:

You’re at…

Paul McCormick:

…down to 23. And, we’ll look to have, you know, on the average, 25 for the first half and then grow to 30 to 35 in the second half.

Caroline Corner:

Okay.     So then you’re just steadily hiring throughout the year rather than front-end loading it?

Paul McCormick:

Yeah.

Caroline Corner:

Okay.     And then how many of the new hires this year are you expecting to be managers?

Paul McCormick:

Oh, that’s — those are territories that we were referring to.

Caroline Corner:

Okay.

Paul McCormick:

So we’ll likely promote from within,

Caroline Corner:

Okay.

Paul McCormick:

…one or two and then backfill that territory as well as that will help us with the acceleration of hiring.

Caroline Corner:

Okay.     Can you talk a little bit more about territories as it pertains to — you’re growing the sales force a little bit more slowly than we expected. So can you talk about it geographically and how you expect to grow? Are you limiting your geographical reach to begin with or are you doing a more spin coverage?

Paul McCormick:

Yeah.     Generally we are — at this stage, we can reach any physician that’s interested, not effective — not efficiently but there’s going to be situations where a given physician in a market that, , may not be a driving market, , is committed to this — the concept and the clinical data and will be a re-user. You know, we can service those kinds of physicians.

Caroline Corner:

Okay.

Paul McCormick:

But generally, most of our reps cover a territory relatively equal in size to what we think will get out to when it’s, you know, 40 to 50.

Caroline Corner:

Okay.

Paul McCormick:

And so, we’ll build it that way.

Caroline Corner:

Okay.     Great. Thanks for taking my call.

Paul McCormick:

Thanks, Caroline.

Operator:

Your next question comes from the line of — excuse me — you have a follow-up question from the line of Pat Pace with UBS.

Pat Pace:

Yeah.     I just wanted to follow-up on some of your comments on the burn rate and cash position. Bob, is it fair to — I mean is that $3 to $4 million run rate, is that — should we be looking at that as sort of consistent through ‘06 or do we expect that to trend down as sales ramp up?

Bob Krist:

Exactly.     And I think maybe that was a little bit of a confusion with respect to Eli’s question. Your question I thought was more focused on sort of a normalized where-are-we today.

Pat Pace:

Right, it was.

Bob Krist:

And obviously, if we are able to get that top-line to continue to grow sequentially, we would expect that to have a corresponding impact on improving the burn rate.

Pat Pace:

Okay.     And then, Paul, just on I guess the competitive front, now that, you know, we’ve got all these murmurs and — about Boston and their delays, I mean from your perspective, when is the next potential I guess fifth competitor to this market? I mean when do you foresee that? Is that 2010 or…?

Paul McCormick:

I — …

Pat Pace:

earlier or later?

Paul McCormick:

Yeah.     The only thing that I am aware of, and I’m trying to think through, is, Terumo has its Anaconda, it’s a device that they’ve tried to get a CE mark and they I think are going to start a Phase I trial if they haven’t started it yet and them it’s a question of is it — does it work. I think Lombard Medical has another modular type of device; I don’t know if they’ve started a Phase I trial yet.

It is sometime off and then even with an approval, let’s say — because first of all, you have to do the enrollment and now you have to make the case to a patient; you know, there’s four approved devices, what’s the advantage of this device to be enrolled, and do the follow-up. And then ultimately, to commercialize it, as we’re doing now, you got to be coming forward with four-year data and significant numbers. I mean it’s — I don’t — the fact that there’s nobody behind us doesn’t effect what we do, it’s just the statement of fact.

Pat Pace:

Okay.     Fair enough. Thanks a bunch.

Paul McCormick:

You bet. Thanks, Pat.

Operator:

You have a follow-up question from the line of John Putnam with Stanford Group.

John Putnam:

Yeah, thanks. Paul, continuing along the lines of competition, what are you seeing from the other companies that have approved devices? And you mentioned price just a minute ago, can you tell us if there’s any movement in price from any of the competition?

Paul McCormick:

Yeah.     I can — I think that one is easier to address. I don’t see any, you know, price pressures from that standpoint. You know, everybody is kind of in that same ballpark, 10,000 to 12,000 roughly; that depends on the number of components used.

From the marketplace, you know, because both Cook and Gore are private, it’s hard to get it but — and the other thing is because Gore has a thoracic stent graft for aneurysms that gets bundled and you’re trying to figure out the AAA market.

But I think it’s generally assume that the Medtronic device which was approved in 1999 has lost share and maybe continuing to lose share, Gore which was approved in May 2002 is picking up a fair amount of that, and then Cook which was approved in 2003, , is — they have a larger — they can treat slightly larger than the Aneurex or the Gore device and so they’re starting to get some of that. I’m not sure how much of the core business they’re getting because of the delivery system and being only suprarenal.

So as you can see, here’s a company like Gore, it’s starting to come into its own and it’s, you know, four years after their approval.

John Putnam:

Uh-huh.

Paul McCormick:

And keep in mind; they had a vascular sales force in place.

John Putnam:

Okay.     How large — do you have any idea how large the Medtronic sales force is for this product?

Paul McCormick:

I think it’s — the last I heard, and it’s hard how you count sales reps in clinicals, but maybe headcount in that 55-65 range I think.

John Putnam:

Okay. Thanks a lot.

Paul McCormick:

Oh, thanks, John.

Operator:

We have a follow-up question from the line of Matthew Scalo with Canaccord Adam.

Matthew Scalo:

Hey, guys. I just wanted to follow-up in regards to I guess more a strategic decision on how you take advantage of the SAAAVE Bill coming on board, you know, January of 2007? You know, it would seem like the majority of your competitors may actually have direct marketing campaigns in order to, you know, create awareness of this opportunity.

Maybe — can you just discuss a little bit about, you know, potential — I don’t know if there are going to be alliances or additional spend to marketing not only just to, you know, maybe vascular surgeons but also general practitioners that will be eventually seeing these patients for the first time and screening them come January 1st?

Paul McCormick:

Sure.     generally, Matt, what we do is we kind of stay on the sidelines and cheer Medtronic and the larger companies on…

Matthew Scalo:

Yeah.

Paul McCormick:

…to make those kind of expenditures because ultimately, as screening goes up whether it’s by the vascular surgeon or practitioner, that patient is going to end up in the arms of a vascular surgeon or sometimes an interventional radiologist or a cardiologist but primarily the vascular surgeon and the vascular surgeon is going to be — won’t be dictating but he’ll play the primary role in deciding what device to use for that patient.

So we’d love all these companies to beat the bushes and drive the prey, , in but that won’t have any effect frankly, from my opinion, on device selection.

Matthew Scalo:

Okay. Thanks, guys.

Paul McCormick:

Thanks, Matt.

Operator:

That is all the time we have for today. Please proceed with your presentation and any closing remarks.

Paul McCormick:

Okay.     Once again, I’d like to express our thanks to everyone for joining us today, for your questions and for your support. We are committed to expanding the market for the Powerlink System and are investigating innovative solutions that will increase the applicability for minimally-invasive AAA treatment. If you have additional questions, please call either Bob or me and we look forward to keeping you apprised of our progress. And thanks again for your interest in Endologix.

Operator:

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you and have a good day.

END